Exhibit 99.1

Blue Gem Enterprise Acquires Title Beverage Distribution, Inc.

TBD Owns Exclusive Worldwide Distribution Rights For Revolutionary New Sports Drink, Title

MIAMI, Dec. 8 /PRNewswire/ -- Blue Gem Enterprise, trading under the symbol (OTC Bulletin Board: BGEM - News) is pleased to announce that it has signed a binding letter of intent to acquire Title Beverage Distribution, Inc, www.titlebeveragedistribution.com the exclusive distributor of Title Sports Drink, www.titlesportsdrink.com. Pursuant to the terms and conditions of the acquisition, Title Beverage Distribution will merge into Blue Gem Enterprise which will be the surviving company following the merger. The deal goes effective immediately.

Title Sports Drink is a revolutionary new sports drink which has more electrolytes than leading sports drinks, and is all natural, giving it a very unique selling proposition. Title Sports Drink is a highly advertised new drink owned by The Electric Beverage Company. Inc, and its commercials feature Ronnie Brown and Vontae Davis, two of South Florida's most high profile athletes. Terrell Owens also is an official endorser of Title, as is Heavyweight Champion Boxer Cedric Boswell. Title is sponsoring some of south Florida's most exciting concerts this year, including Clear Channel's Jingle Ball on December 12th, which will feature performances by Shakira, Adam Lambert, Jordin Sparks, and Flo Rida. Title Beverage Distribution operates out of Medley, Fl and Jacksonville, Fl and is currently selling Title and distributing it in the Southern Florida area servicing more than 1500 independent stores in South Florida.

Safe Harbor

This press release includes statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). Blue Gem Enterprise, Inc. claims the protection of the safe-harbor for forward-looking statements contained in the Reform Act. These forward-looking statements are often characterized by the terms "may," "believes," "projects," "expects," or "anticipates," and do not reflect historical facts. Specific forward-looking statements contained in this press release include, but are not limited to: our successful integration of diversified growth companies, impact of the company's expansion plan, and new business development success, future financial results, development and acquisition of new product lines and services, the impact of competitive products or pricing from technological changes, the effect of economic conditions and other uncertainties. The forward-looking statements contained herein involve risks and uncertainties that could cause actual results to differ materially from the expectations contained in any such forward-looking statements. These risks include, but are not limited to: failure to manage operating expenses or integrate new companies and/or technologies, each of which could have a material impact on our business, our financial results, and the company's stock price. Most of these factors are difficult to predict accurately and are generally beyond the Company's control. Forward-looking statements speak only as to the date they are made and Blue Gem Enterprise does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.